AGREEMENT AND PLAN OF REORGANIZATION

By and among

MEDIA AND ENTERTAINMENT.COM, INC.,

as the Parent,

WINSONIC ACQUISITION SUB, INC.

as the Merging Corporation,

WINSONIC HOLDINGS, LTD.

as the Surviving Corporation

and

WINSTON D. JOHNSON,

the sole shareholder of Winsonic Holdings, Ltd.

July 16, 2004

Table of Contents

Item

Page

§ 1.01

Plan Adopted

§ 1.02

Effective Time.

§ 1.03

Closing

§ 1.04

Effects of the Merger

§ 1.05

Certificate of Incorporation and Bylaws

§ 1.06

Directors

§ 1.07

Officers

§ 1.08

Conversion and Exchange of Capital Stock

§ 1.09

Exchange Procedures

§ 1.10

No Further Ownership Rights in Winsonic Common Stock

§ 1.11

Stock Transfer Books

§ 1.12

Appraisal Rights

Article II. Representations and Warranties of Winsonic and Shareholder

§ 2.01

Organization and Qualification

§ 2.02

Corporate Power; Binding Effect

§ 2.03

Foreign Qualification

§ 2.04

Subsidiaries

§ 2.05

Capitalization

§ 2.06

Financial Condition

§ 2.07

Absence of Certain Changes

§ 2.08

Properties, Leases, Etc.

§ 2.09

Indebtedness

§ 2.10

Absence of Undisclosed Liabilities

§ 2.11

Tax Matters

§ 2.12

Litigation and Claims

§ 2.13

Safety, Zoning, and Environmental Matters

§ 2.14

Material Contracts

§ 2.15

Employees; Labor Relations; Benefit Plans

§ 2.16

Potential Conflicts of Interest

§ 2.17

Patents, Trademarks, Business Name

§ 2.18

Insurance

§ 2.19

Governmental and Other Third-Party Consents

§ 2.20

Employment of Officers, Employees

§ 2.21

Compliance with Other Instruments, Laws, Etc.

§ 2.22

Compliance with Securities Laws

§ 2.23

Questionable Payments

§ 2.24

Brokers

§ 2.25

Investment Representations

§ 2.26

Disclosure

Article III. Indemnification

§ 3.01

Indemnity Against Liabilities

§ 3.02

Indemnification Procedure

§ 3.03

Survival

Article IV. Conditions to Obligations of the Parent and Merger Sub

§ 4.01

Accuracy of Representations and Warranties and Compliance With Conditions

§ 4.02

Certificate of Winsonic’s Principal Independent Auditing Firm

§ 4.03

Other Closing Documents

§ 4.04

Review of Proceedings

§ 4.05

No Legal Action

§ 4.06

No Governmental Action

§ 4.07

Inventory

§ 4.08

Consents

§ 4.09

Other Agreements

§ 4.10

Personnel

§ 4.11

Releases

§ 4.12

Restrictive Covenants Agreement of Johnson

§ 4.13

Employment Agreement of Johnson

§ 4.14

Assumption of Liabilities Agreement of Johnson

§ 4.15

Corporate Records

§ 4.16

Shareholder Approval

§ 4.17

Opinion of Counsel

Article V. Conditions to Obligations of Winsonic and Shareholder

§ 5.01

Accuracy of Representations and Compliance with Conditions

§ 5.02

Other Closing Documents

§ 5.03

No Legal Action

§ 5.04

Other Agreements

Article VI. Covenants

§ 6.01

Winsonic and its Subsidiaries

§ 6.02

Conduct of Business

§ 6.03

Advice of Changes

§ 6.04

Other Proposals

§ 6.05

Voting by Shareholder

Article VII. Status of Schedules and Exhibits as of Signature Date .

Article VIII. Miscellaneous

§ 8.01

Termination

§ 8.02

Further Actions

§ 8.03

Availability of Equitable Remedies

§ 8.04

Modification

§ 8.05

Notices

§ 8.06

Waiver

§ 8.07

Joint and Several Obligations

§ 8.08

Binding Effect

§ 8.09

No Third-Party Beneficiaries

§ 8.10

Separability

§ 8.11

Headings

§ 8.12

Governing Law; Jurisdiction; Venue

§ 8.13

Counterparts

List of Schedules and Exhibits

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”), dated effective as of the close of business on the 16th day of July, 2004, is made and entered into by and among MEDIA AND ENTERTAINMENT.COM, INC., a Nevada corporation (the “Parent”), WINSONIC ACQUISITION SUB, INC., a Nevada corporation (the “Merging Corporation” or “Merger Sub”), WINSONIC HOLDINGS, LTD., a California corporation (“Winsonic” or the “Surviving Corporation”) and WINSTON D. JOHNSON, an individual residing at ___________ and the sole shareholder of Winsonic (“Mr. Johnson” or the “Shareholder”).

Introduction:

WHEREAS, the parties to this Agreement have determined it to be in the best long-term interests of the parties and their respective shareholders to effect a business combination pursuant to which Merger Sub will merge with and into Winsonic, with Winsonic being the surviving corporation, on the terms and subject to the conditions set forth herein (the “Merger”);

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and Winsonic have approved this Agreement and the Merger pursuant to the terms and conditions herein set forth;

WHEREAS, Mr. Johnson, is his capacity as sole shareholder of Winsonic, has approved the Merger and the execution of the Certificate of Merger (as hereinafter defined);

WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the parties hereto desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the consummation of the Merger.

NOW, THEREFORE, in consideration of the above premises and the mutual covenants and provisions set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I.
Plan of Reorganization

§ 1.1

Plan Adopted

A Plan of Reorganization (the “Plan”) of Winsonic and Merger Sub, pursuant to the provisions of §368(a)(2)(E) of the Internal Revenue Code of 1986 is adopted as follows:  At the Effective Time (as hereinafter defined) and upon the terms and subject to the conditions of this Agreement and in accordance with the California Corporations Code (the “CCC”) and the Nevada General Corporation Law (the “NGCL”), Merger Sub shall be merged with and into Winsonic. Following the Merger, Winsonic shall continue as the surviving corporation under the name Winsonic Digital Cable Systems Network Ltd. (“WDCSN”) (the “Surviving Corporation”) and the separate corporate existence of Merger Sub shall cease.  Following, the Merger, Parent shall do business under the assumed name Winsonic Digital Cable Media Group, Ltd. until such time as its shareholders approve an amendment to the Article of Incorporation to effect such name change.

§ 1.2

Effective Time.

As soon as practicable after the Closing, the parties hereto will file with each of the Secretary of State of the State of California and the Secretary of State of the State of Nevada, a certificate of merger in such form as required by, and executed in accordance with, the relevant provisions of the corporation law of each such state (the “Certificate of Merger”). The effective time of the last filing to occur of the Certificate of Merger is the “Effective Time.”

§ 1.3

Closing

The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Snow Becker Krauss P.C., 605 Third Avenue, 25th Floor, New York, New York, on July ___, 2004 at 10:00 a.m. local time, if all the conditions set forth in Articles V and VI hereof are satisfied or waived, or at such other time and place as the Parent and Winsonic shall agree. The date on which the Closing occurs is herein referred to as the “Closing Date.”

§ 1.4

Effects of the Merger

The Merger shall have the effects set forth in the CCC and NGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of Winsonic and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Winsonic and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

§ 1.5

Certificate of Incorporation and Bylaws

The Certificate of Incorporation of Winsonic in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until amended in accordance with applicable Law. The bylaws of Winsonic in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable Law.

§ 1.6

Directors

The directors of Winsonic at the Effective Time shall be the directors of the Surviving Corporation, to hold office in accordance with the Certificate of Incorporation and bylaws of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

§ 1.7

Officers

The officers of Winsonic at the Effective Time shall be the officers of the Surviving Corporation, to hold office in accordance with the Certificate of Incorporation and bylaws of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

§ 1.8

Conversion and Exchange of Capital Stock

(a)

At the Effective Time, each outstanding share of the common stock, $.001 value per share, of Merger Sub (“Merger Sub Common Stock”) shall, by virtue of the Merger and without any action on the part of the Parent, Merger Sub or Winsonic, be converted into one fully paid and non-assessable share of common stock of the Surviving Corporation.

(b)

At the Effective Time, each share of common stock, $.001 par value per share of Winsonic (“Winsonic Common Stock”) issued and outstanding immediately prior to the Effective Time shall by virtue of the Merger and without any action on the part of the Parent, Merger Sub, Winsonic or any holder thereof, be converted into and be exchangeable for the right to receive newly-issued, fully paid and non-assessable shares of common stock, $.001 par value per share, of the Parent (“Parent Common Stock”) at a ratio (the “Exchange Ratio”) determined by the following formula:

Total audited value of the Winsonic Customer Contracts	—	2,000,000 shares [previously issued to Johnson pursuant to consulting agreement]	=	Exchange Ratio of number of share(s) of Parent Common Stock for each share of Winsonic Common Stock
$.60
Total number of shares of Winsonic Common Stock issued and outstanding, calculated on a fully-diluted basis

(c)

At the Effective Time, all options, warrants, convertible notes and other rights, entitling the holder thereof to purchase or otherwise acquire any shares of Winsonic Common Stock as disclosed under Schedule 1.08 (collectively, “Instruments”) shall by virtue of the Merger and without any action on the part of the Parent, Merger Sub, Winsonic or any holder thereof, entitle the holder of such instrument to purchase or otherwise acquire pursuant to the terms of such Instrument such number of shares Parent Common Stock as would have been issued at the Exchange Ratio had such Instrument been converted or exercised, as the case may be, at the Effective Time.

(d)

At the Effective Time, each share of the Winsonic Common Stock held by Winsonic immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Merger Sub or Winsonic, be canceled, retired and cease to exist and no payment shall be made with respect thereto.

§ 1.1

Exchange Procedures

(a)

The Surviving Corporation will act as exchange agent in connection with the Merger.

(b)

At the Closing, Shareholder shall surrender his certificate(s) representing Winsonic Common Stock in exchange for, and Surviving Corporation, as transfer agent, shall deliver to Shareholder in exchange therefor a certificate representing the number of shares of Parent Common Stock that Shareholder has the right to receive pursuant to Section 1.08 herein.

§ 1.1

No Further Ownership Rights in Winsonic Common Stock

All shares of Parent Common Stock issued upon the surrender for exchange of shares of Winsonic Common Stock in accordance with the terms of this Article I shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to Winsonic Common Stock.

§ 1.2

Stock Transfer Books

The stock transfer books of Winsonic shall be closed immediately upon the Effective Time, and there shall be no further registration of transfers of Winsonic Common Stock thereafter on the books of Winsonic. On or after the Effective Time, but subject to applicable abandoned property, escheat and similar laws, any certificates representing Winsonic Common Stock presented to the Surviving Corporation or the Parent for any reason shall be converted into Parent Common Stock with respect to Winsonic Common Stock formerly represented thereby at the Exchange Ratio.

§ 1.3

Appraisal Rights

This executed Agreement shall constitute Shareholder’s acknowledgment to decline any appraisal rights under Section ___ of the CCC. By executing this Agreement, Shareholder acknowledges receipt of written notice of appraisal rights and a copy of Section ___of the CCC at least [20] days prior to the date of executing this Agreement. Section ___ of the CCC is annexed hereto as Exhibit A.

Article II.
Representations and Warranties of Winsonic and Shareholder

In order to induce the Parent and Merger Sub to enter into this Agreement and to consummate the Merger, Winsonic and Shareholder jointly and severally represent and warrant to the Parent and Merger Sub as follows, subject in each case to such exceptions as are set forth in the attached “The Winsonic Disclosure Schedule” in the section thereof numbered and captioned to correspond to the specific representation or warranty to which such exception relates.

§ 2.1

Organization and Qualification

Winsonic and each of its Subsidiaries is a corporation or limited liability company, as the case may be, duly organized, validly existing, and in good standing under the laws of its state of incorporation, formation or organization, as the case may be. Winsonic and each of its Subsidiaries has all requisite power and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted. The minute books of Winsonic and each of its Subsidiaries have been made available to the Purchaser for inspection and accurately record therein all corporate actions taken by the Board of Directors and stockholders of Winsonic and each of its Subsidiaries which is a corporation. Section 2.01 of the Winsonic Disclosure Schedule sets forth, as to Winsonic and each of its Subsidiaries, their respective places of organization, principal places of business, jurisdictions in which they are qualified to do business, and the businesses which they presently conduct and which they contemplate conducting.

§ 2.2

Corporate Power; Binding Effect

Winsonic has all requisite power and full legal right to execute and deliver this Agreement, and to perform all of its obligations hereunder in accordance with the terms hereof. This Agreement and the transactions contemplated hereby have been duly approved and authorized by all requisite corporate action on the part of Winsonic, and this Agreement has been duly executed and delivered by Winsonic and constitutes a legal, valid, and binding obligation of Winsonic, enforceable against it in accordance with its terms. The execution, delivery, and performance by Winsonic of this Agreement in accordance with its terms, and the consummation by Winsonic of the transactions contemplated hereby, will not result (with or without the giving of notice or the lapse of time or both) in any conflict, violation, breach, or default, or the creation of any Lien, or the termination, acceleration, vesting, or modification of any right or obligation, under or in respect of (x) the charter documents or bylaws of Winsonic or any of its Subsidiaries which is a corporation, or the certificate of formation or organization and operating agreement of any of its Subsidiaries which is a limited liability company, (y) any judgment, decree, order, statute, rule, or regulation binding on or applicable to Winsonic or any of its Subsidiaries, or (z) any agreement or instrument to which Winsonic or any of its Subsidiaries is a party or by which it or any of its Subsidiaries’ assets is or are bound. The Merger has been approved by all corporate action required by the laws of Winsonic’s state of incorporation and by Winsonic’s charter documents and bylaws.

§ 2.3

Foreign Qualification

Winsonic and each of its Subsidiaries is duly qualified to do business and in good standing as a foreign corporation or foreign limited liability company, as the case may be, in each jurisdiction in which the character of the properties owned or leased by it or the nature of its activities makes such qualification necessary, other than any jurisdictions in which the failure so to qualify or be in good standing would not, either in any case or in the aggregate, have a Material Adverse Effect.

§ 2.4

Subsidiaries

Each of Winsonic’s Subsidiaries is listed in Section 2.04 of The Winsonic Disclosure Schedule. Except as otherwise noted on The Winsonic Disclosure Schedule, Winsonic owns all of the outstanding capital stock, membership interests or other equity interests of each Subsidiary free and clear of all liens, claims and encumbrances, and all right, title or interest of others.

§ 2.5

Capitalization

(a)

The authorized and the outstanding capital stock and securities of Winsonic are as set forth in Section 2.05(a) of the Winsonic Disclosure Schedule, and all such outstanding shares of capital stock and securities will be owned (of record and beneficially) by the persons and in the amounts there indicated. All such outstanding shares of capital stock and securities will be duly authorized, validly issued, fully paid, and nonassessable, and free and clear of Liens.

(b)

Other than in connection with the Merger, and except as set forth in Section 2.05(b) of the Winsonic Disclosure Schedule, neither Winsonic, nor any of its Subsidiaries, is bound by, or has any obligation to grant or enter into, any (i) outstanding subscriptions, options, warrants, calls, commitments, or agreements of any character calling for it to issue, deliver, or sell, or cause to be issued, delivered, or sold, any shares of its capital stock, any membership interests or any other equity security, or any securities described in the following clause, or (ii) securities convertible into, exchangeable for, or representing the right to subscribe for, purchase, or otherwise acquire any shares of its capital stock, any membership interests or any other equity security.

(c)

Other than in connection with the Merger, and except as set forth in Section 2.05(c) of the Winsonic Disclosure Schedule, neither Winsonic, nor any of its Subsidiaries (i) has any outstanding obligations, contractual or otherwise, to repurchase, redeem, or otherwise acquire any shares of capital stock, membership interests or other equity securities of Winsonic, (ii) is a party to or bound by, or has knowledge of, any agreement or instrument relating to the voting of any of its securities, or (iii) is a party to or bound by any agreement or instrument under which any person has the right to require it to effect, or to include any securities held by such person in, any registration under the Securities Act.

§ 1.1

Financial Condition [Chavez & Koch to revise]

(a)

Financial Statements. Winsonic has delivered to the Parent and Merger Sub unaudited unconsolidated financial statements of Winsonic Holdings, Ltd. and Winsonic Digital Cable Systems Network Ltd., including balance sheets and the related statements of income and changes in shareholders’ equity for the two-year period ended December 31, 2003 and for the five (5) month period ended May 31, 2004 certified by Johnson, in his capacity as an executive officer of Winsonic, (the “Financial Statements”). The Financial Statements fairly present the financial condition and the results of operations, changes in shareholders’ equity and cash flows of Winsonic as at the respective dates of and for the periods referred to therein, all in accordance with GAAP. The Financial Statements reflect the consistent application of GAAP throughout the periods involved, except as disclosed in the notes to such financial statements. Since December 31, 2003, there has been no change in Winsonic’s method of accounting for tax purposes or any other purpose. The Financial Statements as of June 30, 2004 disclose all liabilities of Winsonic and its Subsidiaries required to be disclosed therein under GAAP and contain adequate reserves for taxes and all other material accrued liabilities. The Financial Statements have been prepared from and are in accordance with the accounting books and records of Winsonic. Winsonic has delivered to the Parent and Merger Sub copies of all letters from Winsonic’s auditors to Winsonic’s board of directors or the audit committee thereof during the thirty-six (36) months preceding the execution of this Agreement, together with copies of all responses thereto.

(b)

Accounts Receivable.  Accounts receivable and trade receivables (collectively defined as the “Accounts Receivable”) of Winsonic and its Subsidiaries reflected in the Financial Statements are valid, bona fide subsisting claims for the aggregate amounts thereof reflected in the Financial Statements net of the reserves or allowances for doubtful receivables reflected in such Financial Statement or thereafter in Winsonic’s books and records uniformly maintained in accordance with the Financial Statements, accounted for in accordance with GAAP.

(c)

Accounts Payable.  Section 2.06(c) of the Winsonic Disclosure Schedule sets forth a true, correct and complete list of all accounts payable of Winsonic and its Subsidiaries at the date hereof, including amounts payable to trade creditors (the “Trade Creditors”) and other short-term liabilities commonly identified as accounts payable, which are, to the best knowledge of Winsonic or Shareholder, bona fide, valid and binding obligations of Winsonic or any of its Subsidiaries incurred in the ordinary course of business on an arms-length basis.

§ 1.1

Absence of Certain Changes

Since June 30, 2004, there has not been:

(a)

any (i) acquisition (by purchase, lease as lessee, license as licensee, or otherwise) or disposition (by sale, lease as lessor, license as licensor, or otherwise) by Winsonic, or any of its Subsidiaries, of any material properties or assets, or (ii) other transaction by, or any agreement or commitment on the part of, Winsonic, or any of its Subsidiaries, other than in the ordinary course of business that has not caused and will not cause, either in any case or in the aggregate, a Material Adverse Effect;

(b)

any material change in the condition (financial or otherwise), properties, assets, liabilities, investments, revenues, expenses, income, operations, business, or prospects of Winsonic, or any of its Subsidiaries, or in any of their respective relationships with any suppliers, customers, or other third parties with whom any of them has financial, commercial, or other business relationships, other than changes in the ordinary course of business that have not caused and cannot reasonably be expected to cause, either in any case or in the aggregate, a Material Adverse Effect;

(c)

any transaction or change in compensation by Winsonic, or any of its Subsidiaries, with any of their respective stockholders, members, directors, officers, or key employees, other than the payment of compensation and reimbursement of reasonable employee travel and other business expenses in accordance with existing employment arrangements and usual past practices;

(d)

any damage, destruction, or loss, whether or not covered by insurance, that, either in any case or in the aggregate, has caused, or could reasonably be expected to cause, a Material Adverse Effect;

(e)

any declaration, setting aside, or payment of any dividend or any other distribution (in cash, stock, and/or property or otherwise) in respect of any shares of the capital stock, membership interests, or other securities of Winsonic or any of its Subsidiaries;

(f)

any issuance of any shares of the capital stock, membership interests or other securities of Winsonic or any of its Subsidiaries, or any direct or indirect redemption, purchase, or other acquisition by Winsonic or any of its Subsidiaries of any shares of their respective capital stock, membership interests or other securities;

(g)

any change in the officers, directors, key employees, or material independent contractors of Winsonic or any of its Subsidiaries;

(h)

any labor trouble or claim of unfair labor practices involving Winsonic or any of its Subsidiaries, any increase in the compensation or other benefits payable or to become payable by Winsonic or any of its Subsidiaries to any of their respective Affiliates, or to any of its officers, employees, or independent contractors, or any bonus payments or arrangements made to or with any of such officers, employees, or independent contractors;

(i)

any forgiveness or cancellation of any debt or claim by Winsonic or any of its Subsidiaries or any waiver by Winsonic or any of its Subsidiaries of any right of material value, other than compromises of accounts receivable in the ordinary course of business;

(j)

any incurrence or any payment, discharge, or satisfaction by Winsonic or any of its Subsidiaries of any material Indebtedness or any material obligations or material liabilities, whether absolute, accrued, contingent, or otherwise (including without limitation liabilities, as guarantor or otherwise, with respect to obligations of others), other than in the ordinary course of business that have not caused and cannot reasonably be expected to cause, either in any case or in the aggregate, a Material Adverse Effect.

(k)

any incurrence, discharge, or satisfaction of any Lien (i) by Winsonic or any of its Subsidiaries, or (ii) on any of the capital stock, membership interests, other securities, properties, or assets owned or leased by Winsonic or any of its Subsidiaries;

(l)

any change in the financial or tax accounting principles, practices, or methods of Winsonic or any of its Subsidiaries; or

(m)

any agreement, understanding, or commitment by or on behalf of Winsonic or any of its Subsidiaries, whether in writing or otherwise, to do or permit any of the things referred to in this Section 2.08.

§ 1.1

Properties, Leases, Etc.

(a)

Title to Properties; Condition of Personal Properties. Winsonic and each of its Subsidiaries has (i) good and marketable title to all of the assets and properties owned by it, including without limitation all assets and properties reflected in the Financial Statements free and clear of all Liens, (ii) valid title to the lessee interest in all assets and properties leased by them as lessee, free and clear of all Liens, and (iii) full right to hold and use all of its assets and properties used in or necessary to its businesses and operations, in each case all free and clear of all Liens, and in each case subject to applicable laws and the terms of any lease under which Winsonic and each of its Subsidiaries leases such assets or properties as lessee. All such assets and properties are in good condition and repair, reasonable wear and tear excepted, and collectively are adequate and sufficient to carry on the businesses of Winsonic and each of its Subsidiaries as presently conducted and as proposed to be conducted.

(b)

No Owned Real Properties. Neither Winsonic, nor any of its Subsidiaries, owns any real property or any interest (other than a leasehold interest) in any real property.

(c)

Leased Properties. Section 2.08(c) of the Winsonic Disclosure Schedule sets forth a complete and correct description of all leases of real or personal property under which Winsonic or any of its Subsidiaries is lessor or lessee. Complete and correct copies of all such leases and all amendments, supplements, and modifications thereto, other than any personal property lease with an annual rent of less than $10,000 and total remaining rental payments of less than $20,000, have been delivered to the Parent and Merger Sub. Each such lease is valid and subsisting and, to Winsonic’s or Shareholder’s knowledge, no event or condition exists that constitutes, or after notice or lapse of time or both would constitute, a default thereunder by Winsonic or any of its Subsidiaries, as the case may be, or, to Winsonic’s or Shareholder’s knowledge, any other party thereto. Winsonic’s and each of its Subsidiaries’ leasehold interests are subject to no Lien, and Winsonic and each of its Subsidiaries is in quiet possession of the properties covered by their respective leases. Winsonic has established adequate reserves which are reflected in the Financial Statements, for the anticipated costs of any property renovation and repairs to Winsonic’s, or its Subsidiaries’, leased premises required to be performed or paid for by it upon termination of any of its leases of real property.

§ 1.1

Indebtedness

Except as described in Section 2.09 of the Winsonic Disclosure Schedule or disclosed in the Financial Statements, or as provided for in Exhibit 4.14 the “Assumption of Liabilities Agreement,” immediately after the Closing, neither Winsonic nor any of its Subsidiaries will have any Indebtedness outstanding. Neither Winsonic nor any of its Subsidiaries is in default with respect to any outstanding Indebtedness or any instrument or agreement relating thereto, and no such Indebtedness or any instrument or agreement relating thereto purports to limit the issuance of any securities by Winsonic or the operation of its business or the business of its Subsidiaries. Complete and correct copies of all instruments and agreements (including all amendments, supplements, waivers, and consents) relating to any Indebtedness of Winsonic and its Subsidiaries have been furnished to the Parent and Merger Sub.

§ 1.2

Absence of Undisclosed Liabilities

Except to the extent reflected or reserved in the Financial Statements, or incurred in the ordinary course of business since June 30, 2004, neither Winsonic nor any of its Subsidiaries has any material liabilities or obligations of any nature, whether accrued, absolute, contingent, or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others) and whether due or to become due.

§ 1.3

Tax Matters

(a)

Filing of Tax Returns and Payment of Taxes. Except as described in Section 2.11 of the Winsonic Disclosure Schedule, Winsonic and each of its Subsidiaries has timely filed all Tax Returns required to be filed by it, each such Tax Return has been prepared in compliance with all applicable laws and regulations, and all such Tax Returns are true and accurate in all respects. All Taxes due and payable by Winsonic and each of its Subsidiaries have been paid, and Winsonic will not be liable for any additional Taxes in respect of any taxable period ending on or before the Closing Date in an amount that exceeds the corresponding reserve therefor, if any, reflected in the accounting records of Winsonic as of the Closing Date. No claim has ever been made by a taxing authority in a jurisdiction where Winsonic or any of its Subsidiaries does not pay Tax or file Tax Returns that Winsonic or any of its Subsidiaries is or may be subject to Taxes assessed by such jurisdiction. There are no Liens for Taxes (other than current Taxes not yet due and payable) on the assets of Winsonic or any of its Subsidiaries.

(b)

Audit History, Extensions, Etc. There is no action, suit, taxing authority proceeding, or audit with respect to any Tax now in progress, pending, or to the best of Winsonic’s knowledge, threatened, against or with respect to Winsonic or any of its Subsidiaries. No deficiency or proposed adjustment in respect of Taxes that has not been settled or otherwise resolved has been asserted or assessed by any taxing authority against Winsonic or any of its Subsidiaries. Neither Winsonic, nor any of its Subsidiaries, has consented to extend the time in which any Tax may be assessed or collected by any taxing authority. Neither Winsonic, nor any of its Subsidiaries, has requested or been granted an extension of the time for filing any Tax Return to a date on or after the Closing Date.

(c)

Membership in Affiliated Groups, Etc. Neither Winsonic, nor any of its Subsidiaries, has ever been a member of any Affiliated Group, or filed or been included in a combined, consolidated, or unitary Tax Return other than a consolidated tax return with respect to Winsonic and its Subsidiaries only. Neither Winsonic, nor any of its Subsidiaries, is a party to or bound by any tax sharing or allocation agreement or has any current or potential contractual obligation to indemnify any other person with respect to Taxes.

(d)

Withholding Taxes. Winsonic and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid by it in connection with amounts paid or owing to any employee, creditor, independent contractor, or other Person.

§ 1.1

Litigation and Claims

No litigation, arbitration, action, suit, claim, demand, proceeding or investigation (whether conducted by or before any judicial or regulatory body, arbitrator, commission or other person) is pending or, to Winsonic’s or Shareholder’s knowledge, threatened, against Winsonic or any of its Subsidiaries, nor is there any basis therefor known to Winsonic or Shareholder.

§ 1.2

Safety, Zoning, and Environmental Matters

(a)

Neither Winsonic, nor any of its Subsidiaries, is or has been in violation of any applicable statute, law, or regulation relating to occupational health or safety, other than those the violation of which would not, either in any case or in the aggregate, have a Material Adverse Effect, and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice has been filed or commenced against or received by Winsonic or any of its Subsidiaries alleging any failure by Winsonic or any of its Subsidiaries to comply with any such statute, law, or regulation, nor is there any basis therefor known to Winsonic or Shareholder.

(b)

To the best of Winsonic’s or Shareholder’s knowledge, none of the real properties presently owned, leased, or operated by Winsonic or any of its Subsidiaries, nor any leasehold improvements thereto, nor any business conducted by Winsonic or any of its Subsidiaries thereon, is in violation of any applicable land use or zoning requirements, including without limitation any building line or use or occupancy restriction, any public utility or other easement, any limitation, condition, or covenant of record, or any zoning or building law, code, or ordinance.

(c)

Neither Winsonic, nor any of its Subsidiaries, is presently, or has been, in violation of any judgment, decree, order, statute, law, permit, license, rule, or regulation pertaining to environmental matters, including without limitation those arising under any Environmental Laws, other than those the violation of which would not, either in any case or in the aggregate, have a Material Adverse Effect, nor has Winsonic or any of its Subsidiaries received any written notice alleging any such violation.

(d)

Neither Winsonic, nor any of its Subsidiaries, has received any notice or request for information from any third party, including without limitation any federal, state, or local governmental authority, (i) that Winsonic or any of its Subsidiaries has been identified by the EPA or any state environmental regulatory authority as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B, or under any equivalent state law; (ii) that any Hazardous Substances that Winsonic or any of its Subsidiaries has generated, transported, or disposed of have been found at any site at which a federal, state, or local agency or other third party has conducted or has ordered it to conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that Winsonic or any of its Subsidiaries is or will or may be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding arising out of any third party’s incurrence of Damages in connection with the release (within the meaning of CERCLA) of any Hazardous Substances or any other environmental matters. No circumstances exist that could reasonably be expected to give rise to any such notice or request for information or to any Damages.

§ 1.1

Material Contracts

Except for the contracts, agreements and other arrangements set forth in Section 2.14 of the Winsonic Disclosure Schedule and contracts, agreements, or other arrangements that have been fully performed and with respect to which neither Winsonic, nor any of its Subsidiaries, has any further obligations or liabilities, neither Winsonic, nor any of its Subsidiaries, is a party to or otherwise bound by (i) any agreement, instrument, or commitment that may affect Winsonic’s ability to consummate the transactions contemplated hereby, or (ii) any other material agreement, instrument, or commitment, including without limitation any:

(a)

agreement for the purchase, sale, lease, or license by or from it of services, products, or assets, requiring total payments by or to it in excess of $10,000 in any instance, or entered into other than in the ordinary course of business;

(b)

agreement requiring it to purchase all or substantially all of its requirements for a particular product or service from a particular supplier or suppliers, or requiring it to supply all of a particular customer’s or customers’ requirements for a certain service or product;

(c)

agreement or other commitment pursuant to which it has agreed to indemnify or hold harmless any other person, other than agreements with respect to the purchase, sale, lease or license from it of services, products or assets in the ordinary course of business;

(d)

(i) employment agreement providing for annual payments equal to or in excess of $100,000 per annum and/or with a term greater than one (1) year, (ii) consulting agreement providing for annual payments equal to or in excess of $100,000 per annum and/or with a term greater than one (1) year, or (iii) agreement providing for severance payments or other additional rights or benefits (whether or not optional) in the event of the sale or other change in control of it;

(e)

agreement with any current or former Affiliate, stockholder, member, officer, director, employee, or consultant or with any person in which any such Affiliate has an interest;

(f)

joint venture, partnership or teaming agreement;

(g)

agreement with any domestic or foreign government or agency or executive office thereof or any subcontract between it and any third party relating to a contract between such third party and any domestic or foreign government or agency or executive office thereof;

(h)

agreement imposing non-competition or exclusive dealing obligations on it;

(i)

agreement with respect to the confidentiality of Winsonic’s or any of its Subsidiaries’ Proprietary Information (as described in Section 2.17 hereof), and the assignment to Winsonic or any of its Subsidiaries of any and all rights employees of Winsonic or any of its Subsidiaries, respectively, might have to acquire with respect to technology, inventions, developments, etc., developed in connection with this employment with Winsonic, or any of its Subsidiaries, respectively; and

(j)

agreement the performance of which is reasonably likely to result in a loss to Winsonic or any of its Subsidiaries.

Section 2.14 of the Winsonic Disclosure Schedule indicates which contracts, agreements and other arrangements set forth therein will constitute the “Winsonic Customer Contracts” for the purposes of Sections 1.08 and 4.02. Winsonic has delivered or caused to be delivered to the Parent and Merger Sub correct and complete copies (or written summaries of the material terms of oral agreements or understandings) of each agreement, instrument, and commitment listed in the Winsonic Disclosure Schedule, each as amended to date. Each such agreement, instrument, and commitment is a valid, binding and enforceable obligation of Winsonic, or Winsonic’s Subsidiary which is a party thereto, and, to Winsonic’s or Shareholder’s knowledge, of the other party or parties thereto, and is in full force and effect. Neither Winsonic, nor any of its Subsidiaries, is nor, to Winsonic’s or Shareholder’s knowledge, is any other party thereto, (nor is Winsonic considered by any other party thereto to be) in breach of or noncompliance with any term of any such agreement, instrument, or commitment (nor is there any basis for any of the foregoing), except for any breaches or noncompliances that singly or in the aggregate would not have a Material Adverse Effect. Other than in the ordinary course of business, no claim, change order, request for equitable adjustment, or request for contract price or schedule adjustment, between Winsonic or any of its Subsidiaries and any supplier, customer or any other person, relating to any agreement, instrument, or commitment listed in the Winsonic Disclosure Schedule is pending or, to Winsonic’s or Shareholder’s knowledge, threatened, nor is there any basis for any of the foregoing. No agreement, instrument, or commitment listed in the Winsonic Disclosure Schedule, (i) includes or incorporates any provision, the effect of which may be to enlarge or accelerate any of the obligations of Winsonic or any of its Subsidiaries or to give additional rights to any other party thereto, (ii) will terminate, lapse, or (iii) in any other way be affected, by reason of the Merger, the effect of which would have a Material Adverse Effect on Winsonic or any of its Subsidiaries, either individually or in the aggregate.

§ 1.1

Employees; Labor Relations; Benefit Plans

(a)

Employees. Section 2.15(a) of the Winsonic Disclosure Schedule set forth the name, employment relationship, present compensation arrangement and other material terms or employment or engagement of each director, officer, employee and consultant of either Winsonic or any of its Subsidiaries.

(b)

Labor Relations. Winsonic and each of its Subsidiaries is in compliance with all applicable federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and nondiscrimination in employment, other than those the violation of which would not, either in any case or in the aggregate, have a Material Adverse Effect, and neither Winsonic, nor any of its Subsidiaries, is engaged in any unfair labor practice. There is no charge pending or, to the best of Winsonic’s knowledge, threatened, against or with respect to Winsonic or any of its Subsidiaries before any court or agency and alleging unlawful discrimination in employment practices, and there is no charge of or proceeding with regard to any unfair labor practice against Winsonic or any of its Subsidiaries pending before the National Labor Relations Board. There is no labor strike, dispute, slow-down, or work stoppage pending or, to Winsonic’s knowledge, threatened against or involving Winsonic or any of its Subsidiaries. None of the employees of Winsonic or any of its Subsidiaries is covered by any collective bargaining agreement, and no such collective bargaining agreement is currently being negotiated. No one has petitioned and, to Winsonic’s knowledge, no one is now petitioning, for union representation of any employees of Winsonic. Neither Winsonic, nor any of its Subsidiaries, has experienced any work stoppage or other material labor difficulty.

(c)

Benefit Plans.

(i)

Identification of Plans. Except for the arrangements set forth in Section 2.15(c) of the Winsonic Disclosure Schedule, neither Winsonic, nor any of its Subsidiaries, maintains or contributes to any pension, profit-sharing, deferred compensation, bonus, stock option, share appreciation right, severance, group or individual health, dental, medical, life insurance, survivor benefit, or similar plan, policy or arrangement, whether formal or informal, for the benefit of any director, member, officer, consultant, or employee of any of them, whether active or terminated; nor have any of them ever maintained or contributed to any such plan, policy, or arrangement that was subject to ERISA. Each of the arrangements set forth in Section 2.15(c) of the Winsonic Disclosure Schedule is herein referred to as an “Employee Benefit Plan.”

(ii)

Compliance with Terms and Law. Each Employee Benefit Plan is and has been maintained and operated in compliance in all material respects with the terms of such plan and with the requirements prescribed (whether as a matter of substantive law or as necessary to secure favorable tax treatment) by any and all statutes, governmental, or court orders, or governmental rules or regulations in effect from time to time, including but not limited to ERISA and the Code, and applicable to such plan. Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code is so qualified.

(iii)

Absence of Certain Events and Arrangements.

(A)

There is no pending or, to Winsonic’s knowledge, threatened, legal action, proceeding, or investigation, other than routine claims for benefits, concerning any Employee Benefit Plan, or any fiduciary or service provider thereof and there is no basis for any such legal action or proceeding.

(B)

No Employee Benefit Plan, nor any party in interest in respect thereof has engaged in a prohibited transaction that could subject Winsonic or any of its Subsidiaries, directly or indirectly, to liability under Section 409 or 502(i) of ERISA or Section 4975 of the Code.

(C)

No communication, report, or disclosure has been made that, at the time made, did not accurately reflect the terms and operations of any Employee Benefit Plan.

(D)

No Employee Benefit Plan provides welfare benefits subsequent to termination of employment to employees or their beneficiaries (except to the extent required by applicable state insurance laws and Title I, Part 6 of ERISA).

(E)

Neither Winsonic, nor any of its Subsidiaries, has undertaken to maintain any Employee Benefit Plan for any specific period of time and each such plan is terminable at the sole discretion of Winsonic or its Subsidiary, as the case may be, subject only to such constraints as may be imposed by applicable law.

(F)

No Employee Benefit Plan is maintained pursuant to a collective bargaining agreement or is or has been subject to the minimum funding requirements of Section 302 of ERISA or Section 412 of the Code.

(iv)

Funding of Certain Plans. With respect to each Employee Benefit Plan for which a separate fund of assets is or is required to be maintained, full payment has been made of all amounts that, under the terms of each such plan, it is required to have paid as contributions to that plan as of the end of such plan’s most recently ended year, and through the Closing hereof.

§ 1.1

Potential Conflicts of Interest

Neither Winsonic, nor any of its Subsidiaries, nor any of their respective officers, members, directors, shareholders, or employees, (i) owns, directly or indirectly, any interest (excepting passive holdings for investment purposes of not more than 2% of the securities of any publicly held and traded company) in, or is an officer, director, member, employee, or consultant of, any person that is a competitor, lessor, lessee, customer, or supplier of Winsonic or any of its Subsidiaries; (ii) owns, directly or indirectly, any interest in any tangible or intangible property used in or necessary to the business of Winsonic or any of its Subsidiaries; (iii) to Winsonic’s or Shareholder’s knowledge, has any cause of action or other claim whatsoever against Winsonic or any of its Subsidiaries, except for claims in the ordinary course of business, such as for accrued vacation pay, accrued benefits under employee benefit plans, and similar matters and agreements; or (iv) owes any amount to Winsonic or any of its Subsidiaries other than loans between Winsonic and any of its Subsidiaries.

§ 1.2

Patents, Trademarks, Business Name

(a)

Section 2.17 of the Winsonic Disclosure Schedule lists all patents, patent applications, trademarks, trade names, service marks, logos, copyrights, and licenses used in or necessary to Winsonic’s or any of its Subsidiaries’ business (other than for software programs that have not been customized for its use), as now being conducted or as proposed to be conducted (collectively, and together with any technology, know-how, trade secrets, processes, formulas, and techniques used in or necessary to Winsonic’s or any of its Subsidiaries’ business, “Proprietary Information”). Winsonic and/or its Subsidiaries own, or are licensed or otherwise have the full and unrestricted exclusive right to use, without the payment of royalties or other further consideration, all Proprietary Information, and no other intellectual property rights, privileges, licenses, contracts, or other agreements, instruments, or evidences of interests are necessary to or used in the conduct of their respective businesses.

(b)

Each instance where Winsonic’s or any of its Subsidiaries’ rights to Proprietary Information arise under a license or similar agreements (other than for software programs that have not been customized for its use) is indicated in Section 2.17 of the Winsonic Disclosure Schedule and such rights are licensed exclusively to such entity except as indicated in Section 2.17 of the Winsonic Disclosure Schedule. No other person has an interest in, other than the licensor with respect to licensed Proprietary Information, or right or license to use, other than the licensor after the expiration of the license with respect to licensed Proprietary Information, any of the Proprietary Information. To the best of Winsonic’s or Shareholder’s knowledge, none of the Proprietary Information is being infringed by others, or is subject to any outstanding order, decree, judgment, or stipulation. No litigation (or other proceedings in or before any court or other governmental, adjudicatory, arbitral, or administrative body) relating to the Proprietary Information is pending (other than litigation against the licensor of any Proprietary Information licensed to Winsonic with respect to which Winsonic and Shareholder have no knowledge) or, to Winsonic’s or Shareholder’s knowledge, threatened, nor, to the best of Winsonic’s or Shareholder’s knowledge, is there any basis for any such litigation or proceeding. Winsonic and each of its Subsidiaries maintains adequate and sufficient security measures for the preservation of the secrecy and proprietary nature of the Proprietary Information consistent with the practice in its industry.

(c)

To the best of Winsonic’s or Shareholder’s knowledge: (i) neither Winsonic, nor any of its Subsidiaries, nor any of their respective employees has infringed or made unlawful use of, or is, to Winsonic’s or Shareholder’s knowledge, infringing or making unlawful use of, any proprietary or confidential information of any Person, including without limitation any former employer of any past or present employee or consultant of Winsonic or any of its Subsidiaries; and (ii) the activities of Winsonic’s and each of its Subsidiaries respective employees in connection with their employment do not violate any agreements or arrangements that any such employees or consultants have with any former employer or any other Person. No litigation (or other proceedings in or before any court or other governmental, adjudicatory, arbitral, or administrative body) charging Winsonic or any of its Subsidiaries with infringement or unlawful use of any patent, trademark, copyright, or other proprietary right is pending or, to Winsonic’s or Shareholder’s knowledge, threatened; nor is there any basis for any such litigation or proceeding.

(d)

To the best of Winsonic’s or Shareholder’s knowledge, no officer, director, member, employee, or consultant of Winsonic or any of its Subsidiaries is presently obligated under or bound by any agreement or instrument, or any judgment, decree, or order of any court of administrative agency, that (i) conflicts or may conflict with his or her agreements and obligations to use his or her best efforts to promote the interests of Winsonic or any of its Subsidiaries, (ii) conflicts or may conflict with the business or operations of Winsonic or any of its Subsidiaries as presently conducted or as proposed to be conducted, or (iii) restricts or may restrict the use or disclosure of any information that may be useful to Winsonic or any of its Subsidiaries.

§ 1.1

Insurance

Section 2.18 of the Winsonic Disclosure Schedule lists the policies of theft, fire, liability, worker’s compensation, life, property and casualty, directors’ and officers’, medical malpractice, and other insurance owned or held by Winsonic and each of its Subsidiaries and the basis on which such policies provide coverage (i.e., an incurrence or claims-made basis). All such policies are, and at all times since the respective dates set forth in Section 2.18 of the Winsonic Disclosure Schedule, have been, in full force and effect, are sufficient for compliance in all respects by Winsonic and each of its Subsidiaries with all requirements of law and of all agreements to which it is a party, and provide that they will remain in full force and effect through the respective dates set forth in Section 2.18 of the Winsonic Disclosure Schedule, and will not terminate or lapse or otherwise be affected in any way by reason of the transactions contemplated hereby.

§ 1.2

Governmental and Other Third-Party Consents

No consent, approval, or authorization of, or registration, designation, declaration, or filing with, any governmental authority, federal or other, or any other person is required on the part of Winsonic or any of its Subsidiaries in connection with Winsonic’s execution, delivery, or performance of this Agreement or Winsonic’s consummation of the transactions contemplated hereby or thereby, or the continued conduct of the present business of the Surviving Corporation and each of its Subsidiaries after the Closing Date.

§ 1.3

Employment of Officers, Employees

Section 2.20 of the Winsonic Disclosure Schedule set forth those persons who served as chief executive officer during Winsonic’s 2003 fiscal year and each of Winsonic’s other executive officers who earned (or accrued) compensation in excess of $100,000 during the year ended December 31, 2003.

§ 1.4

Compliance with Other Instruments, Laws, Etc.

Winsonic and each of its Subsidiaries has complied with, and is in compliance with, (i) all laws, statutes, governmental regulations, judicial or administrative tribunal orders, judgments, writs, injunctions, decrees, and similar commands applicable to it and its business, and all unwaived terms and provisions of all agreements, instruments, and commitments to which it is a party or to which it or any of its assets or properties is subject, except for any non compliances that, both individually and in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect, and (ii) its charter documents and by-laws, or certificate of formation or organization and operating agreement, as the case may be, each as amended to date. Neither Winsonic, nor any of its Subsidiaries, has committed, been charged with, or, to Winsonic’s or Shareholder’s knowledge, been under investigation with respect to, nor does there exist, any violation by Winsonic or any of its Subsidiaries of any provision of any federal, state, or local law or administrative regulation, except for any violations that, both singly or in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect. Winsonic and each of its Subsidiaries has and maintains, and Section 2.21 of the Winsonic Disclosure Schedule sets forth a complete and correct list of, all such licenses, permits, and other authorizations from all such governmental authorities as are legally required for the conduct of its business or in connection with the ownership or use of its properties, except for any such licenses, permits, and other authorizations, the failure to obtain or maintain which in effect, both singly or in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect, and all of which (except as specifically described in Section 2.21 of the Winsonic Disclosure Schedule) are in full force and effect in all material respects, and true and complete copies of all of which have been delivered to the Parent and Merger Sub.

§ 1.5

Compliance with Securities Laws

Neither Shareholder nor Winsonic, nor any of its Subsidiaries, nor anyone acting on behalf of any of them, will hereafter offer to sell, solicit offers to buy, or sell any securities of Winsonic or any of its Subsidiaries so as to subject the offer, issuance, and sale of the Parent Common Stock to the registration requirements of the Securities Act.

§ 1.6

Questionable Payments

Neither Winsonic, nor any of its Subsidiaries, has taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder. To Winsonic’s or Shareholder’s knowledge, there is not now, and there has never been, any employment by Winsonic or any of its Subsidiaries of, or beneficial ownership in Winsonic or any of its Subsidiaries by, any governmental or political official in any country in the world.

§ 1.7

Brokers

No finder, broker, agent, or other intermediary has acted for or on behalf of Winsonic or any of its Subsidiaries in connection with the negotiation or consummation of the transactions contemplated hereby, and no fee will be payable by Winsonic or any of its Subsidiaries to any such person in connection with such transactions.

§ 1.8

Investment Representations

Shareholder is an “accredited investor” as defined in Rule 501(a) promulgated under the Securities Act, is acquiring the shares of Parent Common Stock for his own account, with the present intention of holding such shares for investment and not with the present intention of participating, directly or indirectly, in any resale or distribution of the shares. Shareholder is not a “dealer” of securities (as that term in defined in the Securities Act). Shareholder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the transactions contemplated under this Agreement. Shareholder’s financial condition is such that it is able to bear all economic risks of investment in the Parent Common Stock, including a complete loss of its investment therein. Parent and Merger Sub have provided Shareholder with adequate access to financial and other information concerning Parent and Merger Sub as requested, and Shareholder has had the opportunity to ask questions of and receive answers from Parent and Merger Sub concerning the transactions contemplated by this Agreement and to obtain therefrom any additional information necessary to make an informed decision regarding an investment in Parent and Merger Sub. Shareholder is aware that the Parent Common Stock will not be registered under the Securities Act, and that neither the Parent Common Stock nor any interest therein may be sold, pledged, or otherwise transferred unless such transaction or transactions is the Parent Common Stock is or are registered under the Securities Act or qualify for an exemption under the Securities Act.

§ 1.9

Disclosure

No representation or warranty by Winsonic or Shareholder in this Agreement or the Winsonic Disclosure Schedule contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not false or misleading. There is no fact or circumstance relating specifically to the business or condition of Winsonic or any of its Subsidiaries, other than such facts and circumstances as are generally understood to affect Winsonic’s industry, that could reasonably be expected to result in a Material Adverse Effect that is not disclosed in the Winsonic Disclosure Schedule.

Article II.
Indemnification

§ 2.1

Indemnity Against Liabilities

Winsonic and Shareholder agree to jointly and severally indemnify and hold harmless Parent, Merger Sub and the Surviving Corporation, and their respective officers, directors, employees and shareholders (“Indemnitees”) against and in respect of any and all:

(i)

Claims, suits, actions, proceedings (formal or informal), investigations, judgments, deficiencies, damages, settlements, liabilities, and legal and other expenses (including legal fees and expenses of counsel chosen by any Indemnitee) as and when incurred arising out of or based upon (A) any breach of any representation, warranty, covenant, or agreement of Winsonic or Shareholder contained in this Agreement, (B) any obligation or liability of any nature, accrued or contingent, of Winsonic or any of its Subsidiaries not specifically disclosed to the Parent and Merger Sub in accordance with this Agreement;

(ii)

Claims, suits, actions, proceedings (formal or informal), investigations, judgments, deficiencies, damages, settlements, liabilities, and legal and other expenses (including legal fees and expenses of counsel chosen by any Indemnitee) as and when incurred arising out of or based upon the conduct of the business of Winsonic or any of its Subsidiaries prior to the Closing;

(iii)

Claims, suits, actions, proceedings (formal or informal), investigations, judgments, deficiencies, damages, settlements, liabilities, and legal and other expenses (including legal fees and expenses of counsel chosen by any Indemnitee) as and when incurred arising out of or based upon the relationship between Winsonic or any of its Subsidiaries and any of their shareholders, members, investors, agents, employees, officers, directors, representatives or associates or arising out of or based upon any agreements or negotiations between any such parties; and

(iv)

Claims, suits, actions, proceedings (formal or informal), investigations, judgments, deficiencies, damages, settlements, liabilities, and legal and other expenses (including legal fees and expenses of counsel chosen by any Indemnitee) as and when incurred arising out of or based upon the failure of Winsonic or any of its Subsidiaries to obtain the consent of any Person whose consent is required to effectuate the Surviving Corporation’s right to any of Winsonic’s or any of its Subsidiaries’ assets under the terms existing prior to the Merger.

§ 1.1

Indemnification Procedure

All claims by any Indemnitee under this Article III shall be asserted and resolved as follows:

(a)

Notice of Claims. In the event that (i) any claim, suit, action, proceeding (formal or informal) or investigation is asserted or instituted by any Person other than the parties to this Agreement which could give rise to any judgment, deficiency, damages, settlement or liability for which Winsonic and/or Shareholder could be liable to an Indemnitee under this Agreement (such claim, suit, action, proceeding (formal or informal) or investigation, a “Third Party Claim”) or (ii) any Indemnitee under this Agreement shall have a claim to be indemnified by Winsonic and/or Shareholder under this Agreement which does not involve a Third Party Claim (such claim, a “Direct Claim” and, together with Third Party Claims, “Claims”), the Indemnitee shall with reasonable promptness send to Winsonic and Shareholder a written notice specifying the nature of such Claim and the amount or estimated amount thereof (which amount or estimated amount shall not be conclusive of the final amount, if any, of such Claim) (a “Claim Notice”), provided that a delay in notifying Winsonic and/or Shareholder shall not relieve either of them of their obligations under this Agreement except to the extent that (and only to the extent that) such failure shall have caused the losses for which Winsonic and/or Shareholder is obligated to be greater than such losses would have been had the Indemnitee given proper notice.

(b)

Third Party Claims. In the event of a Third Party Claim, Winsonic and Shareholder shall be entitled to appoint counsel of their choice at their expense to represent the Indemnitee and any others Winsonic and Shareholder may reasonably designate in connection with such Third Party Claim (in which case neither Winsonic nor Shareholder shall thereafter be responsible for the fees and expenses of any separate counsel retained by Indemnitee except as set forth below); provided that such counsel is reasonably acceptable to the Indemnitee. Notwithstanding Winsonic’s and Shareholder’s election to appoint counsel to represent an Indemnitee in connection with a Third Party Claim, an Indemnitee shall have the right to employ separate counsel, and Winsonic and Shareholder shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel selected by Winsonic and Shareholder to represent the Indemnitee would present such counsel with a conflict of interest or (ii) Winsonic and Shareholder shall not have employed counsel to represent the Indemnitee within a reasonable time after notice of the institution of such Third Party Claim. If requested by Winsonic and Shareholder, the Indemnitee agrees to cooperate with Winsonic and Shareholder and their counsel in contesting any Third Party Claim which Winsonic and Shareholder defend, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person.

(c)

Settlement of Claims. Winsonic and Shareholder shall not, without the written consent of the Indemnitee (which consent shall not be unreasonably withheld), (i) settle or compromise any Claims or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnitee of a written release from all liability in respect of such Claim of all Indemnitees affected by such Claim or (ii) settle or compromise any Claim if the settlement imposes equitable remedies or material obligations on the Indemnitee other than financial obligations for which such Indemnitee will be indemnified hereunder. No Claim which is being defended in good faith by Winsonic and Shareholder in accordance with the terms of this Agreement shall be settled or compromised by the Indemnitee without the written consent of Winsonic and Shareholder (which consent shall not be unreasonably withheld).

(d)

Direct Claims. In the event of a Direct Claim, Winsonic and Shareholder shall notify the Indemnitee within thirty (30) business days of receipt of a Claim Notice whether or not Winsonic and Shareholder dispute such claim.

(e)

Access. From and after the delivery of a Claim Notice under this Agreement, at the reasonable request of Winsonic and Shareholder, each Indemnitee shall grant Winsonic and Shareholder and its representatives all reasonable access to the books, records and properties of such Indemnitee to the extent reasonably related to the matters to which the Claim Notice relates. All such access shall be granted during normal business hours and shall be granted under conditions which will not unreasonably interfere with the business and operations of such Indemnitee. Winsonic and Shareholder will not, and shall require that its representatives do not, use (except in connection with such Claim Notice) or disclose to any third Person other than the Indemnitee’s representatives (except as may be required by applicable law) any information obtained pursuant to this Section 3.02(e) which is designated as confidential by an Indemnitee.

§ 1.1

Survival

All representations, warranties, covenants and obligations in this Agreement, the Winsonic Disclosure Schedule and any other certificate or document delivered pursuant to this Agreement shall survive the Closing and the consummation of the Merger. The right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations shall not be affected by any investigation (including any environmental investigation or assessment) conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation. The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations.

Article II.
Conditions to Obligations of the Parent and Merger Sub

The respective obligations of the Parent and Merger Sub under this Agreement are subject, at their option, to the following conditions:

§ 2.1

Accuracy of Representations and Warranties and Compliance With Conditions

(a)

All representations and warranties of Winsonic and Shareholder set forth in this Agreement, the Winsonic Disclosure Schedule and any other certificate or document delivered pursuant to this Agreement shall be accurate when made and, in addition, shall be accurate as of the Closing as though such representations and warranties were then made in exactly the same language and regardless of knowledge or lack thereof on the part of Winsonic or Shareholder or changes beyond the control of either or both of them;

(b)

As of the Closing, Winsonic and Shareholder shall have performed and complied with all covenants and agreements and satisfied all conditions required to be performed and complied with by either of them at or before such time by this Agreement; and

(c)

The Parent and Merger Sub shall have received a certificate confirming the foregoing, substantially in the form of Exhibit 4.01 annexed hereto, signed by Johnson in his capacity as the Chairman of Winsonic and dated the date of the Closing.

§ 1.1

Certificate of Winsonic’s Principal Independent Auditing Firm

Winsonic shall have delivered to Parent and Merger Sub a certificate from Bennett Thrasher, a Professional Corporation, Winsonic’s Principal Independent Auditing Firm, dated as of the Closing Date, addressed to, Parent and Merger Sub, substantially in the form of Exhibit 4.02 annexed hereto, stating, on the basis of procedures and an examination made in accordance with generally accepted auditing standards, that:

(a)

There has been no change in the capital stock of Winsonic or any of its Subsidiaries as of a specified date not more than five business days prior to the date of such certificate as compared with the amounts shown in the Financial Statements.

(b)

There has been no decrease in gross revenue during the period from May 31, 2004 to a specified date not more than five business days prior to the date of such letter, as compared with the corresponding the period in the year prior to the period ended May 31, 2004.

(c)

The has been no decrease in the value of the Winsonic Customer Contracts during the period from May 31, 2004, to a specified date not more than five business days prior to the date of such letter.

§ 1.1

Other Closing Documents

Winsonic shall have delivered to the Parent and Merger Sub at or prior to the Closing such other documents (including certificates of officers of Winsonic) as they may reasonably request in order to enable them to determine whether the conditions to their obligations under this Agreement have been met and otherwise to carry out the provisions of this Agreement.

§ 1.2

Review of Proceedings

All actions, proceedings, instruments, and documents required to carry out this Agreement, the Winsonic Disclosure Schedule and any other certificate or document delivered pursuant to this Agreement or incidental to any of them and all other related legal matters shall be subject to the reasonable approval of Snow Becker Krauss P.C., counsel to Parent and Merger Sub, and Winsonic and Shareholder shall have furnished such counsel such documents as such counsel may have reasonably requested for the purpose of enabling them to pass upon such matters.

§ 1.3

No Legal Action

There shall not have been instituted or threatened any legal proceeding relating to, or seeking to prohibit or otherwise challenge the consummation of, the transactions contemplated by this Agreement, or to obtain substantial damages with respect thereto.

§ 1.4

No Governmental Action

There shall not have been any action taken, or any law, rule, regulation, order, or decree proposed, promulgated, enacted, entered, enforced, or deemed applicable to the transactions contemplated by this Agreement by any federal, state, local, or other governmental authority or any court or other tribunal, including the entry of a preliminary or permanent injunction, which, in the sole judgment of the Parent, is reasonably likely to: (a) make any of the transactions contemplated by this Agreement illegal; (b) result in a delay in the consummation of any of the transactions contemplated by this Agreement; (c) require the divestiture by the Parent or the Surviving Corporation of a material portion of the business of either of them or any of their respective subsidiaries; (d) impose material limitations on the ability of the Surviving Corporation effectively to exercise full rights of ownership with respect to the properties and assets of Winsonic; or (e) otherwise prohibit, restrict or delay consummation of any of the transactions contemplated by this Agreement or impair the contemplated benefits to Parent, Merger Sub and the Surviving Corporation of the transactions contemplated by this Agreement.

§ 1.5

Inventory

An itemized inventory shall have been prepared on the Closing Date based upon physical observation by a representative of the Parent and a representative of Winsonic.

§ 1.6

Consents

Winsonic and each of its Subsidiaries shall have obtained at or prior to the Closing Date all Required Consents.

§ 1.7

Other Agreements

Any and all agreements to be executed after this Agreement is executed but before the Closing Date shall have been duly authorized, executed, and delivered by the parties thereto at or prior to the Closing, shall be in full force, valid and binding upon the parties thereto, and enforceable by them in accordance with their terms at the Closing Date, and no party thereto at any time from the execution thereof until immediately after the Closing Date shall have been in violation of or in default in complying with any material provision thereof.

§ 1.8

Personnel

The individuals set forth on Section 2.15(a) of the Winsonic Disclosure Schedule and designated by Parent to become employees of the Parent or the Surviving Corporation shall at the Closing Date be actively engaged in the performance of their existing duties for Winsonic and/or its Subsidiaries, as the case may be, and shall not have evidenced any intention not to continue employment subsequent to the Closing Date.

§ 1.9

Releases

The Parent shall have received at or prior to the Closing Date from each person who is, who before the Closing Date becomes, or who at any time between that date which is one year prior to the date this Agreement is executed and the date this Agreement is executed was, an officer, director or shareholder of Winsonic or any of its Subsidiaries, a general release, dated the date of the Closing Date, substantially in the form of Exhibit 4.11 annexed hereto.

§ 1.10

Restrictive Covenants Agreement of Johnson

Johnson shall have executed and delivered a Restrictive Covenants Agreement substantially in the form of Exhibit 4.12 annexed hereto.

§ 1.11

Employment Agreement of Johnson

Johnson shall have executed and delivered an Employment Agreement substantially in the form of Exhibit 4.13 annexed hereto.

§ 1.12

Assumption of Liabilities Agreement of Johnson

Johnson shall have executed and delivered an Assumption of Liabilities Agreement substantially in the form of Exhibit 4.14 annexed hereto.

§ 1.13

Corporate Records

Parent shall have received at or prior to the Closing Date the original corporate minute book, stock ledger, stock certificate book, corporate seal and other related corporate records and documents of Winsonic and each of its Subsidiaries, along with the signed resignation, effective as of the Closing Date, of the officers and directors of each of them. In addition, Parent shall have received signed bank and financial institution signature cards substituting the existing signatories with the newly appointed signatories authorized by Parent on all bank and financial institution accounts of  Winsonic and each of its Subsidiaries. Parent shall also have received all keys to the leased premises of Winsonic and each of its Subsidiaries and physical control and custody of all of the business assets and property of Winsonic and each of its Subsidiaries.

§ 1.14

Shareholder Approval

Shareholder shall have approved of this Agreement, the Merger and the Plan of Reorganization and such approval shall not have been revoked, modified or superseded in any way and shall remain in full force and effect on the Closing Date.

§ 1.15

Opinion of Counsel

On the Closing Date, Parent and Merger Sub shall have received an opinion of counsel for Winsonic and Johnson, addressed to Parent and Merger Sub and dated the Closing Date, in form of Exhibit 4.17 annexed hereto.

Article II.
Conditions to Obligations of Winsonic and Shareholder

The respective obligations of Winsonic and Shareholder under this Agreement are subject, at the option of Winsonic and Shareholder, to the following conditions:

§ 2.1

Accuracy of Representations and Compliance with Conditions

All representations and warranties of Parent contained in this Agreement shall be accurate when made and, in addition, shall be accurate as of the Closing Date as though such representations and warranties were then made in exactly the same language and regardless of knowledge or lack thereof on the part of Parent or changes beyond its control; as of the Closing Date, Parent shall have performed and complied with all covenants and agreements and satisfied all conditions required to be performed and complied with by any of them at or before such time by this Agreement.

§ 2.2

Other Closing Documents

Parent shall have delivered to Winsonic or Shareholder at or prior to the Closing Date such other documents as Winsonic or Shareholder may reasonably request in order to enable Winsonic and Shareholder to determine whether the conditions to their obligations under this Agreement have been met and otherwise to carry out the provisions of this Agreement.

§ 2.3

No Legal Action

There shall not have been instituted or threatened any legal proceeding relating to, or seeking to prohibit or otherwise challenge the consummation of, the transactions contemplated by this Agreement, or to obtain substantial damages with respect thereto.

§ 2.4

Other Agreements

Any and all agreements to be executed after this Agreement is executed but before the Closing Date shall have been duly authorized, executed, and delivered by the parties thereto at or prior to the Closing, shall be in full force, valid and binding upon the parties thereto, and enforceable by them in accordance with their terms at the Closing Date, and no party thereto at any time from the execution thereof until immediately after the Closing Date shall have been in violation of or in default in complying with any material provision thereof.

Article III.
Covenants

Winsonic and Shareholder covenant and agree as follows:

§ 3.1

Winsonic and its Subsidiaries

Winsonic and its Subsidiaries will afford, and Shareholder will cause them to afford, the officers, employees, counsel, agents, accountants, and other representatives of Parent, Merger Sub, and lenders, investors, and prospective lenders and investors free, full and unfettered access to the plants, properties, books, and records of Winsonic and its Subsidiaries, will permit any of them to make extracts from and copies of such books and records, and will from time to time furnish any of them with such additional financial and operating data and other information as to the financial condition, results of operations, business, properties, assets, liabilities, or future prospects of Winsonic and its Subsidiaries as they from time to time may request.

§ 3.2

Conduct of Business

Winsonic and its Subsidiaries will conduct their affairs, and Shareholder will cause Winsonic and its Subsidiaries to conduct their affairs, so that at the Closing Date no representation or warranty of Winsonic or Shareholder will be inaccurate, no covenant or agreement of Winsonic or Shareholder will be breached, and no condition in this Agreement will remain unfulfilled by reason of the actions or omissions of Winsonic or any of its Subsidiaries or Shareholder. Until the Closing Date or the earlier rightful termination of this Agreement, Winsonic and its Subsidiaries will use, and Shareholder will cause Winsonic and its Subsidiaries to use, their best efforts to preserve the business of Winsonic and its Subsidiaries intact, to keep available the services of their present personnel, to preserve in full force and effect the contracts, agreements, instruments, leases, licenses, arrangements, and understandings of Winsonic and its Subsidiaries, and to preserve the goodwill of their suppliers, customers, and others having business relations with any of them. Until the Closing Date or earlier rightful termination of this Agreement, Winsonic and its Subsidiaries will conduct, and Shareholder will cause Winsonic and its Subsidiaries to conduct, their business and operations in all respects only in the ordinary course and in accordance with past practice.

§ 3.3

Advice of Changes

Until the Closing Date or the earlier rightful termination of this Agreement, Winsonic and Shareholder will immediately advise Parent and Merger Sub in a detailed written notice of any fact or occurrence or any pending or threatened occurrence of which any of them obtains knowledge and which (if existing and known at the date of the execution of this Agreement) would have been required to be set forth or disclosed in or pursuant to this Agreement, the Winsonic Disclosure Schedule or an exhibit hereto, which (if existing and known at any time prior to or at the Closing Date) would make the performance by any party of a covenant contained in this Agreement impossible or make such performance materially more difficult than in the absence of such fact or occurrence, or which (if existing and known at the time of the Closing Date) would cause a condition to any party’s obligations under this Agreement not to be fully satisfied.

§ 3.4

Other Proposals

Until the Closing Date or earlier rightful termination of this Agreement, neither Winsonic nor Shareholder shall, nor shall either of them authorize or permit any employee, counsel, agent, investment banker, accountant, or other representative of any of them or any officer or director of Winsonic or any of its Subsidiaries, to, directly or indirectly: (a) initiate contact with any Person in an effort to solicit any Purchase Proposal (as hereinafter defined); (b) cooperate with, or furnish or cause to be furnished any non-public information concerning the business, properties, or assets of Winsonic and its Subsidiaries to, any Person in connection with any Purchase Proposal; (c) negotiate with any Person with respect to any Purchase Proposal; or (d) enter into any agreement or understanding with the intent to effect a Purchase Proposal. Winsonic and Shareholder will immediately give written notice to Parent and Merger Sub of the details of any Purchase Proposal of which any of them becomes aware.

For the purposes of this Agreement, the term “Purchase Proposal” shall mean any proposal, other than one contemplated by this Agreement, (i) for a merger, consolidation, reorganization, or other business combination involving Winsonic or any of its Subsidiaries, (ii) for the acquisition of any interest in the equity of Winsonic or any of its Subsidiaries, (iii) for the acquisition of the right to cast any votes on any matter with respect to Winsonic or any of its Subsidiaries, (iv) for the acquisition of a substantial portion of any of their respective assets other than in the ordinary course of their respective businesses or (v) the effect of which may be to prohibit, restrict, or delay the consummation of any of the transactions contemplated by this Agreement or impair the contemplated benefits to Parent, Merger Sub or the Surviving Corporation of the Merger.

§ 3.5

Voting by Shareholder

It is agreed and understood that until the Closing Date or earlier rightful termination of this Agreement, the Shareholder shall not vote his share in Winsonic for:

(a)

Any merger, consolidation, reorganization, or other business combination involving Winsonic or any of its Subsidiaries, except as contemplated by this Agreement;

(b)

Any sale, lease, exchange or disposition of assets of Winsonic or any of its Subsidiaries, except as contemplated by this Agreement;

(c)

Any issuance of any corporate interests of Winsonic or any of its Subsidiaries, any option, warrant, or other right calling for the issuance of any such interest, or any security convertible into or exchangeable for any such interest;

(d)

Any authorization of any class of capital stock of Winsonic or any of its Subsidiaries;

(e)

The amendment of the certificate of incorporation (or other organizational document) of Winsonic or any of its Subsidiaries; or

(f)

Any proposition the effect of which may be to inhibit, restrict, or delay the consummation of the Merger or any of the transactions contemplated by this Agreement or impair the contemplated benefits to the Parent, Merger Sub or the Surviving Corporation of the transactions contemplated by this Agreement.

Article I.

Status of Schedules and Exhibits as of Signature Date

§ 1.1

  (a)

The parties each acknowledge and agree that as of the date this Agreement is executed and delivered, none of the Schedules or Exhibits to this Agreement have been prepared, delivered, reviewed or approved by the parties or their respective counsel. In addition to and without in any way limiting any other express or implied condition precedent to the obligations of any party under this Agreement, the obligations of the parties under this Agreement are hereby made subject to and contingent upon the following:

(i)

The preparation, delivery and approval by the parties of all of the Schedules described in this Agreement;

(ii)

The preparation, delivery and approval by the parties of all of the Exhibits to this Agreement; and

(iii)

All other express and implied conditions precedent to the obligations of the parties under this Agreement shall have been satisfied or waived at or prior to the Closing.

(a)

In addition, notwithstanding any other term, condition, covenant or provision of this Agreement or of any other agreement, the parties have not made, and shall not be deemed to have made by their execution and delivery of this Agreement, any representation or warranty with respect to any:

(iv)

Schedule described in this Agreement;

(v)

Exhibit to this Agreement;

(vi)

Document or state of facts pertaining to any Schedule or Exhibit to this Agreement; or

(vii)

The intended contents to any document or state of facts pertaining to any Schedule or Exhibit to this Agreement.

Any representations or warranties with respect to those matters or items shall be made (unless waived or amended) only as of the Closing Date, and only with respect to the Schedules and Exhibits attached to this Agreement as of the Closing Date.

Article I.
Miscellaneous

§ 1.1

Termination

This Agreement may be terminated and the Merger and the other transactions contemplated herein may be abandoned at any time prior to the Closing Date:

(a)

by written mutual consent of Parent and Winsonic;

(b)

by either Parent or Winsonic if the Merger has not been effected on or before the 60th day following the effective date of execution of this Agreement first set forth above;

(c)

by either Parent or Winsonic if a final, unappealable order to restrain, enjoin or otherwise prevent, or awarding substantial damages in connection with, a consummation of the Merger or the other transactions contemplated hereby shall have been entered; or

(d)

by Parent if (i) since the date of this Agreement there has been a change in the business operations or financial condition of Winsonic that could be expected to have a Material Adverse Effect; (ii) there has been a material breach of any representation, warranty, covenant or other agreement set forth in this Agreement by Winsonic or Shareholder, which breach has not been cured within ten (10) business days following receipt by Winsonic or Shareholder, as the case may be, of notice of such breach; of (iii) Parent reasonably determines, upon advice from its principal independent auditing firm and legal counsel, that the Financial Statements cannot be audited in accordance with GAAP and the rules and regulations of the Securities and Exchange Commission applicable to Parent (including the due date for the filing of any reports pursuant thereto) or that such an audit would entail unreasonable effort or expense.

§ 1.1

Certain Definitions

Any capitalized terms not otherwise defined in this Agreement shall have the respective meanings ascribed thereto in Exhibit ____ annexed hereto.

§ 1.2

Further Actions

At any time and from time to time, each party agrees, at its or his expense, to take such actions and to execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Agreement.

§ 1.3

Availability of Equitable Remedies

Since a breach of the provisions of this Agreement could not adequately be compensated by money damages, any party shall be entitled, either before or after the Closing, in addition to any other right or remedy available to it, to an injunction restraining such breach or a threatened breach and to specific performance of any such provision of this Agreement, and in either case no bond or other security shall be required in connection therewith, and the parties hereby consent to the issuance of such an injunction and to the ordering of specific performance.

§ 1.4

Modification

This Agreement, the Winsonic Disclosure Schedule, and the Schedules and Exhibits hereto set forth the entire understanding of the parties with respect to the subject matter hereof, supersede all existing agreements among them concerning such subject matter, and may be modified only by a written instrument duly executed by each party. Any prior written agreements or forms executed by the parties are hereby repudiated and declared void ab initio.

§ 1.5

Notices

All notices, requests and other communications hereunder shall be in writing and shall be deemed to have been given only if mailed, certified return receipt requested, or if sent by Federal Express or other well recognized private courier (“Courier”) or if personally delivered to, or if sent by fax with the original thereof sent by Courier to:

If to the Parent or Merger Sub:

Media and Entertainment.com, Inc.
10120 S. Eastern Avenue
Suite 200
Las Vegas, Nevada 89052
Attention: Mr. Jon J. Jannotta
Facsimile: (702) 492-1262

With a copy to:

Snow Becker Krauss P.C.
605 Third Avenue
25th Floor
New York, New York 10158-0125
Attention: Elliot H. Lutzker, Esq.
Facsimile: (212) 949-7052

If to Winsonic or Shareholder:

Winsonic Holdings, Ltd.
200 Galleria Parkway
Suite 1200
Atlanta, Georgia 30339
Attention: Winston D. Johnson
Facsimile: (404)

All notices, requests and other communications shall be deemed received on the date of acknowledgment or other evidence of actual receipt in the case of certified mail, Courier delivery or personal delivery or, in the case of fax delivery, upon the date of fax receipt provided that the original is delivered within two (2) business days. Any party hereto may designate different or additional parties for the receipt of notice, pursuant to notice given in accordance with the foregoing.

§ 1.6

Waiver

Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of that provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing and signed by or on behalf of the waiving party.

§ 1.7

Joint and Several Obligations

The representations, warranties, covenants, and agreements of Winsonic and Shareholder in this Agreement are joint and several.

§ 1.8

Binding Effect

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall inure to the benefit of the Indemnitees and their respective successors, assigns, heirs, and personal representatives.

§ 1.9

No Third-Party Beneficiaries

This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement (except as provided in Section 7.09).

§ 1.10

Separability

If any provision of this Agreement is invalid, illegal, or unenforceable, the balance of this Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

§ 1.11

Headings

The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

§ 1.12

Governing Law; Jurisdiction; Venue

This Agreement shall be governed by and construed in accordance with the law of the State of Nevada, without reference to its principles of conflicts of laws. Each party to this Agreement hereby irrevocably submits to the exclusive jurisdiction of the state or federal courts located in New York County, New York, for the purpose of any claim or action arising out of or based upon this Agreement or relating to the subject matter hereof, irrevocably waives the defense of an inconvenient forum with respect thereto, and agrees not to commence any such claim or action other than in the above-named courts.

§ 1.13

Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have duly executed this Agreement effective as of the date first written above.

PARENT: Media and Entertainment.com, Inc. By: Jon J. Jannotta President	WINSONIC: Winsonic Holdings, Ltd. By: Winston D. Johnson Chairman of the Board, President and Chief Executive Officer

MERGER SUB: WINSONIC ACQUISITION SUB, INC. By: Jon J. Jannotta President	SHAREHOLDER: Winston D. Johnson